Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Sea Limited’s Second Amended and Restated Share Incentive Plan of our report dated April 6, 2023 with respect to the consolidated financial statements of Sea Limited and the effectiveness of internal control over financial reporting of Sea Limited included in its Annual Report on Form 20-F for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Singapore

January 3, 2024